Exhibit 99.(h)(7)(viii)

FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of November 1, 2022, is entered into by each Acquiring Fund listed on Schedule A hereto, severally and not jointly (each, an “Acquiring Fund”), and each Acquired Fund listed on Schedule A hereto, severally and not jointly (each, an “Acquired Fund”, and together with each Acquiring Fund, the “Funds”).

WHEREAS, each Fund is registered with the United States Securities and Exchange Commission (the “SEC”) as an investment company under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) of the Act limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies;

WHEREAS, SEC Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as each Acquiring Fund, to invest in shares of other registered investment companies, such as each Acquired Fund, and also permits registered investment companies, such as each Acquired Fund, to sell its shares to other registered investment companies, such as each Acquiring Fund, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule.

NOW THEREFORE, in accordance with the Rule, each Acquiring Fund and each Acquired Fund desire to set forth the following terms pursuant to which an Acquiring Fund may invest in an Acquired Fund in reliance on the Rule.

1.	Terms of Investment

(a)          In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows:

(i)            In-kind redemptions. Each Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, and if applicable Rule 6c-11, the Acquired Fund may honor any redemption request partially or wholly in-kind, including any redemption request from any Authorized Participant acting as an intermediary to execute an Acquiring Fund’s transaction.

(ii)          Timing/advance notice of redemptions. Each Acquiring Fund will use reasonable efforts to spread large redemption requests (greater than 3% of the Acquired Fund’s total outstanding shares) over multiple days or to provide advance notification of redemption requests to each Acquired Fund whenever practicable and consistent with the Acquiring Fund’s best interests. Each Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any. The Acquiring Fund and Acquired Fund each acknowledge and agree that this voluntary notification does not apply to trades placed by the Acquiring Fund in secondary markets.

(iii)         Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.

(b)          In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule.

2.	Representations/Covenants of each Acquired Fund

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) of the 1940 Act, the Acquired Fund represents that it is a registered investment company under the 1940 Act and agrees to (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to the Acquired Fund, (ii) comply with its obligations under this Agreement, and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time or this Agreement.

3.	Representations/Covenants of each Acquiring Fund

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) of the 1940 Act, the Acquiring Fund represents that it is a registered investment company under the 1940 Act and agrees to (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to the Acquiring Fund, (ii) comply with its obligations under this Agreement, and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time or this Agreement.

4.	Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and/or the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to an Acquiring Fund:	If to an Acquired Fund:

Audrey Cheng c/o Pacific Select Fund Law Department 700 Newport Center Drive Newport Beach, CA 92660 Email: ContractNotifications@PacificLife.com	American Century ETF Trust c/o American Century Investments 4500 Main Street Kansas City, MO 64111 Attention: General Counsel Email: LG-Legal_Notices@americancentury.com

5.	Term and Termination

(a)  This Agreement shall be effective for the duration of each Fund’s reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Acquired Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 5(b).

(b)  This Agreement shall continue until terminated in writing by either party upon not less than 60 days’ written notice to the other party. Upon termination of this Agreement, each Acquiring Fund may not purchase additional shares of an Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time.

6.	Assignment and Amendment

(a) This Agreement may not be assigned by any party without the prior written consent of the other parties hereto.

(b) This Agreement may be amended only by a writing that is signed by each party hereto.

7.	Miscellaneous

(a)          This Agreement will be governed by the laws of the State of Delaware without regard to such State’s choice of law principles.

(b)          This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument.

(c)          If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

(d)          In any action involving an Acquiring Fund under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund that is involved in the matter in controversy and not to any other series of the Acquiring Funds.

(e)          In any action involving an Acquired Fund under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund that is involved in the matter in controversy and not to any other series of the Acquired Funds.

(f)           This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings, and negotiations.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

AMERICAN CENTURY ETF TRUST, on behalf of each Acquired Fund listed on Schedule A (except for the Small Cap Growth Fund, Short Duration Fund and Diversified Bond Fund), Severally and Not Jointly

By:  Patrick Bannigan
         Name:   Patrick Bannigan
         Title:      Executive VP and CFO

PACIFIC SELECT FUND, on behalf of each Acquiring Fund listed on Schedule A, Severally and Not Jointly By: Howard T. Hirakawa Name: Howard T. Hirakawa Title: Senior Vice President

AMERICAN CENTURY INVESTMENT TRUST, on behalf of the Short Duration Fund and Diversified Bond Fund, Severally and Not Jointly By: Patrick Bannigan Name: Patrick Bannigan Title: Executive VP and CFO

AMERICAN CENTURY MUTUAL FUNDS, INC., on behalf of the Small Cap Growth Fund By: Patrick Bannigan Name: Patrick Bannigan Title: Executive VP and CFO

SCHEDULE A

Parties to the Agreement

Acquiring Funds

Fund	Ticker
PSF Avantis Balanced Allocation Portfolio	N/A

Acquired Funds

Fund	Ticker
Avantis® U.S. Equity ETF	AVUS
Small Cap Growth Fund	ANONX
Avantis® U.S. Small Cap Value ETF	AVUV
Avantis® International Equity ETF	AVDE
Avantis® Emerging Markets Equity ETF	AVEM
Avantis® Real Estate ETF	AVRE
Avantis Short-Term Fixed Income ETF	AVSF
Short Duration Fund	ASHHX
Avantis Core Fixed Income ETF	AVIG
American Century Diversified Corporate Bond ETF	KORP
Diversified Bond Fund	ACBPX